Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Willbros Group, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-135540) on Form S-3 of Willbros Group, Inc. of our report dated November 21, 2005, before the effects of the adjustment to retrospectively apply the change in accounting related to the discontinued operations as described in Note 2, and the change in reportable operating segments as described in Note 12, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2004 which report appears in the current report on Form 8-K of Willbros Group, Inc. dated October 16, 2007, and the related financial statement schedule, which report appears in the annual report on Form 10-K of Willbros Group, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.
/s/ KPMG LLP
Houston, Texas
December 12, 2007